Exhibit 99.4

Consent of Perella Weinberg Partners LP

We hereby consent to the use in the filing of Amendment No. 1 to the Registration Statement on Form S-4 of Eastman Chemical Company (the “Registration Statement”), and in the Proxy Statement/Prospectus of Solutia Inc. and Eastman Chemical Company which is part of such Registration Statement, of our opinion dated January 26, 2012 appearing as Annex D to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary — Opinion of the Solutia Board of Directors’ Financial Advisor,” “The Merger — Background of the Merger,” “The Merger — Recommendation of the Solutia Board of Directors and Solutia’s Reasons for the Merger” and “The Merger — Opinions of Financial Advisors — Perella Weinberg.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ PERELLA WEINBERG PARTNERS LP
PERELLA WEINBERG PARTNERS LP

New York, New York

April 20, 2012